Exhibit 2

U.S. CONCRETE, INC.

STOCK AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made as of August 22, 2011, by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and William J. Sandbrook (“Grantee”).  For value received, the Company hereby grants to Grantee, pursuant to the provisions of the U.S. Concrete, Inc. Management Equity Incentive Plan (the “Plan”), a grant of Eighty-Five Thousand Eight Hundred Fifty-Two (85,852) shares of common stock of the Company, par value $0.001 per share (the “Stock Award” or this “Award”), effective as of August 22, 2011 (the “Grant Date”), subject to the terms and conditions set forth herein and in the Plan.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

TERMS AND CONDITIONS OF AWARD

 EFFECT OF THE PLAN.  The Stock Award granted to Grantee is subject to all the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan.  The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and the Stock Award shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

 GRANT.  This Agreement shall evidence the grant of a Stock Award to Grantee, and Grantee acknowledges that Grantee such Stock Award is subject to a forfeiture and clawback provision as provided herein.  This Award constitutes a Stock Award under, and this Agreement will be deemed for all purposes to constitute an Award Agreement entered into pursuant to, the Plan, which hereby is incorporated in this Agreement by this reference.  Grantee agrees that the Award shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 hereof and the satisfaction of any applicable tax withholding obligation as set forth in Section 5 hereof.

TERMS AND CONDITIONS.

 VESTING.  The Stock Award shall be fully vested as of the Grant Date.

 FORFEITURE AND CLAWBACK.  Notwithstanding anything to the contrary contained herein or otherwise, if the Grantee’s service or employment with the Company and its Subsidiaries is voluntarily terminated by the Grantee for any reason at any time prior to the first anniversary of the Grant Date, Grantee shall be required to return to the Company within thirty (30) days following such termination of employment, the number of shares of Common Stock subject to the Stock Award, including the number of shares of Common Stock that were withheld by the Company for purposes of satisfying the tax withholding obligation in accordance with Section 5 hereof and the Grantee shall have no further rights with respect to such Common Stock under this Agreement or otherwise.

 DELIVERY OF SHARES. Upon the Grant Date, the Company shall in its discretion cause a stock certificate registered in the name of the Grantee to be issued to Grantee or cause the Grantee’s right to receive the shares of Common Stock subject to the Stock Award to be evidenced by book-entry registration or such other manner as the Committee may determine.

 DIVIDENDS; RIGHTS AS STOCKHOLDER.  Grantee shall have all rights as a stockholder of the Company with respect to shares of Common Stock subject to the Stock Award, including the rights to receive dividends on the same basis as other stockholder’s of the Company.  Except as otherwise provided by the Plan, Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, Grantee with any protection against potential future dilution of Grantee’s interest in the Company for any reason.

 TAX MATTERS.  The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes of any kind (including, but not limited to, Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Stock Award and, if Grantee fails to do so, the Company may otherwise refuse to deliver any shares of Common Stock otherwise required to be delivered pursuant to this Agreement.  The Company and Grantee acknowledge and agree that all statutorily required withholding obligation with regard to Grantee will be satisfied by reducing the number of shares of Common Stock otherwise deliverable to Grantee hereunder.

 GOVERNING LAW.  This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.

 NO RIGHT TO CONTINUED SERVICE.  This Award shall not be construed as giving Grantee any right to continued service or employment with the Company or its Subsidiaries.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee, free from any liability or claim under this Award or the Plan, except as expressly provided in this Award.

 NATURE OF AWARD.  The Sock Award granted hereunder shall constitute a special incentive payment to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

 COMPLIANCE WITH LAWS AND REGULATIONS.  The issuance and transfer of the shares of Common Stock hereunder will be subject to compliance by the Company and Grantee with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of that issuance or transfer.

 NON-SOLICITATION AND NON-DISCLOSURE.  In consideration for the grant of the Award, Grantee agrees that Grantee will not, during Grantee’s employment or service with the Company or any of its Subsidiaries, and for one year thereafter, directly or indirectly, for any reason, for Grantee’s own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by, or providing services to, the Company or any Subsidiary of the Company in any capacity with the purpose or intent of attracting that person from the employ of the Company or its Subsidiaries, or (b) divert or attempt to divert from the Company or any of its Subsidiaries any customer, client or business relating to the provision of ready-mixed concrete, precast concrete or related concrete products or services.  As further consideration for the grant of the Award, Grantee agrees that Grantee will not at any time, either while employed by, or providing services to, the Company or its Subsidiaries, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized in advance in writing by the Company) any confidential, nonpublic and/or proprietary information of the Company and its Subsidiaries, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the Company or its Subsidiaries.  This Section 10 shall survive termination of this Award.

 BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

 SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by applicable law.

 AMENDMENT; WAIVER; MISCELLANEOUS.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan, and the Company shall give written notice to Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof; provided, however, that if such modification or amendment would adversely affect the rights of Grantee, the Agreement may only be so modified or amended by a writing signed by both the Company and Grantee.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

 ENTIRE AGREEMENT.  This Agreement and the Plan embody the entire agreement of the parties hereto with respect to the Stock Award and all other matters contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. CONCRETE, INC.

By: /s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President, General Counsel &
Corporate Secretary

Acceptance

Grantee hereby acknowledges receipt of a copy of the Plan, represents that Grantee has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Award, as of the date first written above, subject to all of the terms and provisions of the Plan and this Agreement.

By: /s/ William J. Sandbrook
Grantee

Name: William J. Sandbrook